Exhibit 10.25

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This is an Amendment to the Employment Agreement originally effective as of December 26, 2007 between TEXAS ROADHOUSE, INC., a Delaware corporation (the “Company”) and W. KENT TAYLOR (“Executive”), which Amendment shall be effective as of January 1, 2009.

Recital

A.                                   The Company and the Executive entered into an employment agreement dated December 26, 2007 (the “Employment Agreement”) providing for the employment of the Executive by the Company for a period and upon the other terms and conditions therein stated.

B.                                     The Company and the Executive now mutually desire to amend the Employment Agreement to ensure that it complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations promulgated thereunder.

C.                                     The parties intend that except as expressly amended by this Amendment to the Employment Agreement, the Employment Agreement shall remain in full force and effect.  Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Company and the Executive, it is agreed as follows:

Amendment

1.                                       Section 4(b)(i) is amended to read as follows:

The level of achievement of the objectives each fiscal quarter and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee.  Any Incentive Bonus earned for a fiscal quarter shall be paid to Executive on or before the 74th day following the last day of such fiscal quarter.

2.                                       Section 4(d) is amended to read as follows:

Expenses. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.  Any reimbursements made under this Section 4(d) will be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense is incurred.

3.                                     Section 9(b) is amended to read as follows:

(b)                                 The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

Provided that, for purposes of the timing of payments triggered by the Termination Date under Section 10, the Termination Date shall not be considered to have occurred until the date the Executive and the Company reasonably anticipate that (i) Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (but substituting 50% for 80% in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Employee will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).   For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director.  Executive will not be treated as having a termination of his or her employment while he or she is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six months, Executive’s employment will be considered to terminate on the first day after the end of such six month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later.  The Company will determine when Executive’s Termination Date occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

4.                                     Section 10(b)(iii) is amended to read as follows:

a crisp $100 bill from the Board, paid within 30 days following the Termination Date.

5.                                     The first paragraph of Section 10(c) is amended to read as follows:

(c)                                  If Executive’s employment is terminated by the Company without Cause following a Change in Control as defined in this Agreement and before the end of the Term of this Agreement, or if the Executive’s employment is terminated by the Executive for Good Reason following a Change in Control and before the end of the Term, then the Company shall pay to Executive, subject to Executive’s compliance with Section 10(h) of this Agreement, an amount equal to his then current base salary and incentive bonus through the end of Term of the Agreement, paid in the same periodic installments in accordance with the Company’s regular payroll practices, but in no event will the Company pay the Executive less than one year of his current base salary and incentive bonus.

6.                                       Section 10(c)(ii) is amended to read as follows:

(ii)                                   A termination by Executive for “Good Reason” shall mean a termination based on:

(A)                              the assignment to Executive of a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B)                                a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C)                                a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D)                               the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E)                               the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 13(g) hereof;

which is not cured within 30 days after Executive has delivered written notice of such condition to the Employer.  In each case, Executive must give the Company notice of the condition within 90 days of the initial existence of the condition, and the separation from service must occur within a period of time not to exceed two years (or such shorter period as provided herein) following the initial existence of one or more of the conditions set forth above, or any termination will not be considered to be for Good Reason.

7.                                     Section 10(h) is amended to add the following sentence at the end thereof:

Executive must execute and deliver such release to the Company on the date set by the Company, which shall be no later than 60 days following Executive’s Termination Date, and the release will be delivered by the Company to the Executive at least 21 days before the deadline set for its return.

8.                                     Section 13 is amended to add the following new subsection (m) at the end thereof:

(m)                               Six Month Delay.  Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on his Termination Date, any payments hereunder that are triggered by termination of employment and which are not exempt as separation pay under Treasury Regulation Section 1.409A-1(b)(9) or as short-term deferral pay, shall not begin to be paid until six months after his  Termination Date, and at that time, the Executive will receive in one lump sum payment of all the payments that would have otherwise been paid to the Executive during the first six months following the Executive’s Termination Date.  The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of payments that are required to be delayed, if any.

9.                                        Section 13 is amended to add the following new subsection (n) at the end thereof:

(n)                                 409A Compliance. The Executive and the Company agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.  Executive is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.  This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the Effective Date but actually on the date(s) stated below.

TEXAS ROADHOUSE, INC.

By:	/s/ Gerard J. Hart
Gerard J. Hart, President and Chief Executive Officer

Date:	December 31, 2008

EXECUTIVE

/s/ W. Kent Taylor
W. Kent Taylor

Date:	December 24, 2008